EXHIBIT 10.1
CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[*]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

COMPREHENSIVE FRAMEWORK AGREEMENT
for
Commercial Manufacturing and Ongoing Support

This COMPREHENSIVE FRAMEWORK AGREEMENT (this “Agreement”), dated as of August 5, 2021 (the “Effective Date”), is made and entered between ABT Holding Company (“ATHX”), a Delaware corporation having its principal place of business at 3201 Carnegie Avenue, Cleveland, OH 44115 and wholly-owned subsidiary of Athersys, Inc. (“Athersys”), and HEALIOS K.K. (“Healios”), a Japanese company having a its principal place of business at Yurakucho Denki Bldg. North Tower 19F, 1-7-1 Yurakucho, Chiyoda-ku, Tokyo 100-0006, Japan. ATHX and Healios may be referred to individually as a “Party” and collectively as the “Parties.”
Background

A.    Healios and ATHX have entered into a License Agreement as of January 8, 2016 (as amended first on July 21, 2017, second on September 19, 2017, third on June 6, 2018, and fourth on the Effective Date, the “Initial License Agreement”) for the purpose of development and commercialization of certain product.
B.    Healios and ATHX have entered into a Clinical Trial Supply Agreement as of January 19, 2017 (as amended, “CTSA”) to define the specific roles, responsibilities and operating parameters related to and governing the supply of Investigational Product (as defined in the CTSA), placebo and related materials by ATHX to Healios for use in clinical studies.
C.    Athersys signed the Initial License Agreement as a guarantor to irrevocably guarantee ATHX’s performance of all its obligations under the Initial License Agreement.
D.    ATHX has an agreement with Nikon CeLL innovation Co. Ltd. (“NCLi”) for (a) the transfer of manufacturing technology to NCLi to enable it to manufacture ATHX’s proprietary cell therapy product, MultiStem, and (b) the cGMP production of the MultiStem product for use in Japan, pursuant to that Manufacturing Services Agreement dated September 26, 2017 (“ATHX-NCLi Manufacturing Agreement”).
E.    Healios and ATHX entered into the Manufacturing Technology Transfer Agreement dated September 26, 2017 (“Tech Transfer Agreement”) now terminated.
F.    Healios and ATHX have entered into a Memorandum of Understanding dated October 3, 2019 (“MOU”) regarding certain activities related to the Tech Transfer Agreement, the CTSA, and production at NCLi.
G.    Athersys and Healios have entered into the Cooperation Agreement, as of February 16, 2021 (“Cooperation Agreement”), that, among other things, requires the Parties to work in good faith to finalize negotiations with a spirit of cooperation and transparency as quickly as possible on all aspects of their supply, manufacturing, information provision and regulatory support relationship.

H.    The Parties wish to resolve certain issues under the agreements listed above and other agreements that exist between the Parties as of the Effective Date, to create a mutually beneficial business arrangement for the commercialization of the Product (as defined in Section 1 below) and to expand the scope of their commercial cooperation through amendment(s), waiver(s), consent(s), or termination(s) of such existing agreements or entering into one or more new agreement(s) as outlined in this Agreement.
Agreement
The Parties hereby agree as follows:
SECTION 1DEFINITIONS.
Capitalized terms used in this Agreement shall have the meaning ascribed to them in the Background above, this Section 1, or the following Sections of this Agreement.
1.1The term “Affiliate” shall mean, with respect to a Party, a corporation or other legal entity, directly or indirectly, controlling, controlled by or under common control with such Party. For purpose of this definition, the term “control” and, with correlative meanings, the terms “controlled by” and “under common control with,” as used with respect to any corporation or other entity, means (a) direct or indirect ownership of fifty percent (50%) or more of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such corporation or other entity or (b) the power to direct or cause the direction of the management or policies of such corporation or other entity, whether through the ownership of voting securities by contract or otherwise.
1.2The term “Background IP” shall have the meaning of “ATHX MultiStem Background IP” as defined in Initial License Agreement, as the context dictates.
1.3The term “Foreground IP” shall have the meaning as defined in the Initial License Agreement, as the context dictates.
1.4The term “Laws” shall mean all applicable laws, statutes, regulations, rules, ordinance, order, decree, ruling or binding position or guideline of any governmental authority having jurisdiction over the subject act(s) or matter(s).
1.5The term “Product” shall have the meaning (a) “Product”, as defined in the Initial License Agreement, or (b) “Investigational Product”, as defined in the CTSA, in each case as the context dictates.
1.6The term “2D Product” shall mean Product that is manufactured by using a process comparable to the process used by NCLi to manufacture the Product as of June 1, 2021 including any subsequent revisions, adjustments or improvements to such process.
1.7The term “3D Product” shall mean Product that is manufactured by using a 3D bioreactor process.
1.8The term “MCB” shall mean master cell bank.

1.9The term “WCB” shall mean working cell bank for manufacturing 2D or 3D Product.
SECTION 2OPERATIONAL FRAMEWORK, CONTROL STRUCTURE AND DECISION-MAKING
2.1The Initial License Agreement is hereby amended as of the Effective Date as described on Exhibit 1 (the “Fourth Amendment to Initial License Agreement”). The Parties hereby enter into the Master Support Services Agreement as of the Effective Date upon the terms attached as Exhibit 2 (“Master Support Services Agreement”). Each Party will execute and deliver, or will have executed and delivered, the signature page to each of the foregoing documents on or before the Effective Date to further document the agreements of the Parties made hereby and thereby.
2.2Promptly after the Effective Date, ATHX and Healios will each use commercially reasonable efforts to negotiate and consummate with NCLi a three-way quality agreement (“ATHX-Healios-NCLi Quality Agreement”) to cover Product manufacturing during the period before Healios and NCLi enter into a direct manufacturing services agreement for Product (“Healios-NCLi MSA”). The ATHX-Healios-NCLi Quality Agreement shall provide Healios and ATHX with audit and inspection rights over NCLi [*].
2.3As reasonably requested by Healios from time to time, ATHX agrees to use commercially reasonable efforts to ensure that Healios has access to any information (a) that exists at the time of such request, (b) that is owned or controlled by ATHX or any of its Affiliates, and (c) that is reasonably necessary for Healios to make full use of the rights granted to it under this Agreement and the Initial License Agreement, including for meeting regulatory requirements associated with filing applications for “Conditional Approval,” or “Full Approval,” (as each such term is defined in the Initial License Agreement) and Healios’ obligations as the holder of any such approval. Such information includes that information reasonably required to optimize the manufacturing process and/or assure quality of the Product manufactured for Healios’ use and sales in Japan. All of such information shall constitute Foreground IP of ATHX or Background IP. As reasonably requested by ATHX from time to time, Healios agrees to use commercially reasonable efforts to ensure that ATHX has access to any information (a) that exists at the time of such request, (b) that is owned or controlled by Healios or any of its Affiliates, and (c) that is reasonably necessary for meeting regulatory requirements associated with filing applications for approval and ATHX’s obligations as the holder of any such approval. Such information includes the information reasonably required to optimize the manufacturing process and/or assure quality of the Product manufactured for ATHX’ use and sales outside the Primary Field or Japan. All of such information shall constitute Foreground IP of Healios.
2.4Promptly after the Effective Date, ATHX and Healios will each use commercially reasonable efforts to negotiate with NCLi and enter into a three-way agreement among ATHX, Healios and NCLi (“Authorization Agreement”) under which ATHX would authorize Healios and NCLi to have direct negotiations and discussions (“Healios-NCLi Business Discussions”) regarding the provision by NCLi to Healios of manufacturing services directed to making of Product in Japan, using Foreground IP and Background IP of ATHX, intended for development and commercialization of the Product by Healios in accordance with the terms of the Initial License Agreement (“Healios-Japan Production”). The terms of the Authorization Agreement shall permit Healios and NCLi to exchange and utilize all reasonably relevant information that may be necessary or useful for Healios and NCLi to reasonably negotiate and, once entered into, shall permit Healios and NCLi to perform under (a) the Healios-NCLi MSA described below, and (b) any expansion of the Healios-NCLi MSA so long as such expanded Healios-NCLi MSA continues to include those terms set forth in “Part II: Supply Agreements” in Exhibit 3 or subsequent Healios-NCLi MSA regarding 3D Product (“Subsequent Healios-NCLi MSA”) so long as it includes the terms described in “Part II: Supply Agreements” in Exhibit 3. Such information may include manufacturing process development and related data (including historical records of deviations and change controls), manufacturing management know-how, historical NCLi performance associated with Healios-Japan Production or other related production for use by ATHX, preparations for Healios-Japan Production, raw materials and media information, qualification and supply, forecasting and scheduling, manufacturing process and requirements, product standards and release, quality, remedies, documentation and record keeping, storage, actual and forecast production cost information, including such information that may be necessary or useful for Healios to use for NHI pricing discussions (e.g., detailed cost breakdowns), regulatory matters and financial terms, among other things (the “Authorization Information”). [*]
2.5ATHX commits to use commercially reasonable efforts to facilitate Healios-NCLi Business Discussions and Healios and NCLi’s entry into the Healios-NCLi MSA for the Healios-Japan Production so long as Healios is using commercially reasonable efforts to negotiate and enter into the Healios-NCLi MSA. Healios acknowledges that so long as Healios is negotiating with NCLi the potential terms of such agreement, ATHX may suspend actively negotiating with NCLi the terms under which NCLi would manufacture Products for ATHX for supply to Healios, which in turn could delay the ability of the Parties to negotiate and enter into the ATHX-Healios Commercial Supply Agreement and to supply Products for commercial sale to Healios.
2.6ATHX agrees that Healios and NCLi may enter into a Healios-NCLi MSA for the manufacture of Product in Japan for development and commercialization of the Product for Healios pursuant to the Initial License Agreement provided that (i) the Healios-NCLi MSA includes the terms described in “Part II: Supply Agreements” in Exhibit 3, (ii) Healios provides to ATHX a copy of the draft Healios-NCLi MSA that Healios expects to sign at least thirty (30) days in advance of signing, and (iii) Healios considers in good faith any ATHX comments provided in writing to Healios a reasonable amount of time in advance of the noticed date for Healios’ entry into the agreement. In the event that NCLi requests a change to the terms described in “Part II: Supply Agreements” in Exhibit 3, ATHX shall consider the requested change in good faith and ATHX’s consent to such change shall not be unreasonably withheld, conditioned or delayed. Healios will use commercially reasonable efforts to commence negotiations with NCLi regarding the terms of the Healios-NCLi MSA promptly after the Effective Date [*]. The terms of the

Healios-NCLi MSA may cover operations, scheduling, pricing and other standard elements of commercial supply arrangements between Healios and NCLi. Healios and ATHX agree to cooperate to maintain quality according to the terms of Section 2.7 below. ATHX agrees to work in good faith and take commercially reasonable steps to enable Healios to manage and direct NCLi manufacturing the Products for Healios under the Healios-NCLi MSA. If after first entering the Healios-NCLi MSA either Healios or NCLi desires to change the Healios-NCLi MSA in a way that would cause such agreement to be inconsistent with the requirements of “Part II: Supply Agreements” in Exhibit 3, Healios shall consult with ATHX regarding such change to seek ATHX’s consent, ATHX shall consider the requested change in good faith and ATHX’s consent to such change shall not be unreasonably withheld, conditioned or delayed.
2.7ATHX and Healios agree that the quality of Product should be protected and shall work cooperatively and transparently to ensure consistent and reliable quality of Product worldwide including but not limited to Product manufactured by NCLi for Healios. Such cooperation and quality information to be shared between the Parties shall include (i) information exchange regarding any changes to the manufacturing process, (ii) periodic reporting on key process indicators, quality measures and deviations, (iii) immediate reporting of and coordinated response to major quality issues, such as major deviations from standards, health injuries, systemic or repeated deviations from standards, recalls, or governmental audits, and (iv) return/destruction obligations. The Parties will discuss and monitor quality performance and initiatives. The Healios-NCLi MSA and associated quality agreements must contain provisions consistent with the foregoing quality principles, including audit rights to manufacturing process and related records.
2.8In addition to the ATHX-Healios-NCLi Quality Agreement, Healios may establish direct quality agreements with NCLi for the Products manufactured by NCLi under the Healios-NCLi MSA and may establish direct quality agreements with any raw material and media suppliers, assay providers used by NCLi, and providers of MCB or WCB used by ATHX for the manufacture of the Product for Healios provided that (i) such quality agreements comply with Laws and are generally consistent with agreements in Japan for like products, (ii) Healios provides to ATHX a copy of the draft quality agreement(s) that Healios expects to sign at least thirty (30) days in advance of signing, and (iii) Healios considers in good faith any ATHX comments provided in writing to Healios a reasonable amount of time in advance of the noticed date for Healios’ entry into the agreement. ATHX commits not to block Healios from entering into such direct quality agreements, including by waiving any exclusive rights of ATHX necessary to permit such suppliers and providers to enter into such agreements directly with Healios. Such agreements will include provisions to ensure consistent Product quality standards and monitoring globally as much as possible, including, for example, the types of provisions described in Section 2.7.
2.9In the event that Healios (a) is unable to reach an agreement with NCLi on a Healios-NCLi MSA; (b) is unable to continue working with NCLi; or (c) reasonably determines that a supplier in addition to NCLi is necessary to meet Healios’ Product supply requirements, to reduce cost of Product, to diversify supply of Product; or (d) otherwise reasonably determines that an additional supplier of Product to Healios would be necessary or advantageous, Healios may notify ATHX that Healios desires to exercise its have made rights for 2D Product under the Initial License Agreement (as amended) with respect to the “Backup Supplier Manufacturing License” (as defined in the Initial License Agreement by the amendments in Exhibit 1). [*]
2.9.1[*]
2.9.2Healios may enter into a manufacturing services agreement and related quality agreements and if, applicable, technology transfer agreement, with such supplier provided that (i) such agreement(s) include(s) the terms described in “Part II: Supply Agreements” in Exhibit 3, (ii) Healios provides to ATHX a copy of the draft agreement(s) that Healios expects to sign at least thirty (30) days in advance of signing, and (iii) Healios considers in good faith any ATHX comments provided in writing to Healios a reasonable amount of time in advance of the noticed date for Healios’ entry into the agreement(s). In the event that the supplier requests a change to the terms described in “Part II: Supply Agreements” in Exhibit 3, ATHX shall consider the requested change in good faith and ATHX’s consent to such change shall not be unreasonably withheld, conditioned or delayed. Any such agreements must contain limitations on quantity of production based upon Healios’ reasonable demand expectations for commercial sales of the Products in Japan as well as for regulatory, research, manufacturing process optimization and clinical trial purposes permitted by this Agreement or the Initial License Agreement. Any such supplier with which Healios or Healios and ATHX enter into such agreement(s) is called a “Healios Backup Supplier” for 2D Products, and the manufacturing services agreement between Healios and the Healios Backup Supplier would constitute a “Healios Backup Supplier MSA” (as defined in the applicable License Agreement by the amendments in Exhibit 1). If after first entering a Healios Backup Supplier MSA either Healios or the Healios Backup Supplier desires to change the agreement in a way that would cause such agreement to be inconsistent with the requirements of “Part II: Supply Agreements” in Exhibit 3, Healios shall consult with ATHX regarding such change to seek ATHX’s consent, ATHX shall consider the requested change in good faith and ATHX’s consent to such change shall not be unreasonably withheld, conditioned or delayed.
2.9.3ATHX will support the technology transfer activities associated with the Healios Backup Supplier through a mutually agreed SOW under the Master Support Services Agreement upon commercially reasonable terms or the technology transfer agreement contemplated above (if ATHX is a party to it), and Healios will be responsible for the Direct Cost of such transfer to the Healios Backup Supplier, as further described in Section 3.9.
2.9.4If the Healios-NCLi MSA becomes effective and then is terminated, Healios may exercise its right under Sections 2.9.1 and 2.9.2 [*]. If a manufacturing services agreement between Healios and a Healios Backup Supplier becomes effective in accordance with Section 2.9.2 and then is terminated, Healios may exercise its right under Sections 2.9.1 and 2.9.2 with respect to a replacement for such Healios Backup Supplier. Healios may repeat the processes under Sections 2.9.1 and 2.9.2 [*].
2.10For the avoidance of doubt, Healios may expand the Healios-NCLi MSA to include manufacturing 3D Product so long as such expanded Healios-NCLi MSA continues to include those terms set forth in “Part II: Supply Agreements” in Exhibit 3 or negotiate a Subsequent Healios-NCLi MSA for 3D Product that includes those terms set forth in “Part II: Supply Agreements” in Exhibit 3. If NCLi requests a change to the terms described in Exhibit 3, ATHX shall consider the requested change in good faith and ATHX’s consent to such change shall not be unreasonably withheld, conditioned or delayed. If after expanding the Healios-NCLi MSA or first entering the Subsequent Healios-NCLi MSA either Healios or the Healios Backup Supplier desires to modify any such agreement in a way that would cause such agreement to be inconsistent with the requirements of “Part II: Supply Agreements” in Exhibit 3, Healios shall consult with ATHX regarding such change to seek ATHX’s consent, ATHX shall consider the requested change in good faith and ATHX’s consent to such change shall not be unreasonably withheld, conditioned or delayed. In the event that Healios (a) is unable to reach an agreement with NCLi on a Healios-NCLi MSA for 3D Product; (b) is unable to continue working with NCLi; (c) reasonably determines that a manufacturer in addition to NCLi is necessary to meet Healios’ Product supply requirements, to reduce cost of Product, to diversify supply of Product; or (d) determines that a manufacturer other than NCLi is appropriate for 3D Product, then Healios may notify ATHX that Healios desires to exercise its have made rights for 3D Products under the Initial License Agreement (as amended) with respect to the “Backup Supplier Manufacturing License” (as defined in the Initial License Agreement by the amendments in Exhibit 1).
2.10.1[*] In the event that Healios seeks to utilize a supplier that does not meet the criteria listed above, Healios will seek ATHX’s consent and ATHX’s consent shall not be unreasonably withheld, conditioned or delayed. If a potential supplier requests a change to the terms described in Exhibit 3, ATHX shall consider the requested change in good faith and ATHX’s consent to such change shall not be unreasonably withheld, conditioned or delayed. To the extent that any such potential supplier requires ATHX’s participation to ensure that Healios is authorized to have such discussions with the potential supplier, then ATHX and Healios may also enter into a 3-way agreement with such potential supplier to further document such authorization similar to the Authorization Agreement used with NCLi under Section 2.4.
2.10.2Healios may enter into a manufacturing services agreement and related quality agreements and if, applicable, technology transfer agreement, with such supplier provided that (i) such agreement(s) include(s) the terms described in “Part II: Supply Agreements” in Exhibit 3, (ii) Healios provides to ATHX a copy of the draft agreement(s) that Healios expects to sign at least thirty (30) days in advance of signing, and (iii) Healios considers in good faith any ATHX comments provided in writing to Healios a reasonable amount of time in advance of the noticed date for Healios’ entry into the agreement(s). In the event that the supplier requests a change to the terms described in “Part II: Supply Agreements” in Exhibit 3, ATHX shall consider the requested change in good faith and ATHX’s consent to such change shall not be unreasonably withheld, conditioned or delayed. Any such agreements must contain limitations on quantity of production based upon Healios’ reasonable demand expectations for commercial sales of the Products in Japan as well as Healios’ requirements for regulatory, research, manufacturing process optimization and clinical trial purposes as permitted by this Agreement or the Initial License Agreement. Any such supplier with which Healios or Healios and ATHX enter into such agreement(s) is also called a “Healios Backup Supplier” for 3D Products, and the manufacturing services agreement between Healios and the Healios Backup Supplier would constitute a “Healios Backup Supplier MSA” (as defined in the Initial License Agreement by the amendments in Exhibit 1). Should a Healios Backup Supplier request a subsequent modification to any such agreements that would cause such agreement to be inconsistent with the requirements of “Part II: Supply Agreements” in Exhibit 3 Healios shall consult with ATHX regarding such change and ATHX shall not unreasonably withhold, condition or delay consent to the proposed change.
2.10.3ATHX will support the technology transfer activities associated with NCLi for 3D or the Healios Backup Supplier through either a mutually agreed SOW under the Master Support Services Agreement upon commercially reasonable terms or the technology transfer agreement contemplated above (if ATHX is a party to it), and Healios will be responsible for the Direct Cost of such transfer to NCLi or the Healios Backup Supplier, as further described in Section 3.9.
2.10.4If a manufacturing services agreement between Healios and a Healios Backup Supplier becomes effective in accordance with Section 2.10.2 and then is terminated, Healios may exercise its right under Sections 2.10.1 and 2.10.2 with respect to a replacement for such Healios Backup Supplier. [*]
2.11Within ten (10) business days after the Effective Date, the Parties will initiate operation of the JSC in accordance with the Initial License Agreement, including by naming the Parties’ respective participants and confirming meeting parameters.
2.12Each agreement or SOW referenced in this Agreement or the Master Services Support Agreement, whether between the Parties or between a Party and a third party (except such agreements (e.g. agreements for purchase of commodity supplies), that require no disclosure to or use by the third party of any Background IP or Foreground IP of ATHX (as each term is defined in the Initial License Agreement) or Confidential Information of ATHX will be entered with English as the official language unless a Japanese language agreement is required by Laws or regulatory guidance. If the official language of the Agreement is not English, Healios will provide a certified translation of the agreement when it submits the agreement for review by Athersys. Such translation will be revised in light of comments from Athersys (if any) and such revisions will be incorporated into the official Japanese language version of the Agreement such that the English language version represents an execution ready form of the Agreement. The execution ready form in English language may be used by for purposes of resolution of disputes.
SECTION 3MANUFACTURING RIGHTS AND TECHNOLOGY TRANSFER
3.1ATHX has agreed to provide Healios with a manufacturing license extending to 2D Products and 3D Products for Healios’ own supply, as reflected in the Fourth Amendment to Initial License Agreement attached hereto as Exhibit 1, and to also continue to supply Healios with Product pursuant to any obligation to supply in an agreement between the Parties. In addition to, and without limiting, the technology transfer obligations of ATHX under the Initial License Agreement, ATHX agrees to provide technology transfer to NCLi in accordance with the terms of this Agreement for the 2D Products and, if applicable as to NCLi, 3D Products, and to each Healios Backup Supplier in accordance with Section 2.9 for 2D Products and Section 2.10 for 3D Products.
3.2ATHX commits to work with Healios to disclose under an obligation of confidentiality and restricted use all necessary Background IP and Foreground IP of ATHX associated with the media and assays that are used or required for the manufacture of Product for Japan to media suppliers and assay providers for Japan designated by Healios and reasonably acceptable to ATHX and to, where applicable, work with Healios to transfer technology sufficient to enable such suppliers to produce the media and perform the assays. [*] To the extent not already provided for under Sections 2.8, 2.9 or 2.10, ATHX agrees that Healios may enter into (a) direct quality agreements with such media suppliers and assay providers for the manufacture of the Product for Healios with thirty (30) days advance, written notice to ATHX provided that (i) such quality agreements comply with Laws and are generally consistent with agreements in Japan for like products, (ii) Healios provides to ATHX a copy of the quality agreement(s) that Healios expects to sign at least thirty (30) days in advance of signing, and (iii) Healios considers in good faith any ATHX comments provided in writing to Healios a reasonable amount of time in advance of the noticed date for Healios’ entry into the agreement; and (b) direct supply agreements with such media suppliers and assay providers with the advance, written consent of ATHX, such consent not to be unreasonably withheld. ATHX will work with Healios in connection with such activities under this Section 3.2 by providing services under the Master Services Agreement, including pursuant to an SOW or “Other Services Description” when applicable thereunder, and Healios will fund all costs associated with the foregoing activities under this Section 3.2, including reasonable costs of ATHX, pursuant to the corresponding SOW or “Other Services Description” entered under the Master Support Services Agreement, when applicable.
3.3[*]
3.4[*]

3.5[*] ATHX will consider in good faith any such recommendations if the Healios-NCLi MSA is not in effect. If the Healios-NCLi MSA is in effect, then Healios may have implemented at NCLi, in accordance with the terms of the Healios-NCLi MSA, such recommendations reasonably expected to lead to improvement. ATHX will cooperate in good faith with respect to such efforts at its own cost and the provisions of this Section 3.5 shall not be interpreted to be an impediment to such cooperation and transparency.
3.6ATHX will cooperate with Healios regarding the establishment of additional 2D Product suites at NCLi under the Healios-NCLi MSA. To the extent not prohibited by law or contract with NCLi, ATHX will share with Healios all information of NCLi in ATHX’s possession and will further use commercially reasonable efforts to obtain NCLi’s approval to share any additional information of NCLi regarding the establishment of additional Product suites. The Parties will discuss and negotiate in good faith regarding the actions and investment that would be needed for such additional Product suites.
3.7With respect to the Products that are (a) made for Healios under the Healios-NCLi MSA, (b) made for Healios by a Healios Backup Supplier, or (c) supplied by ATHX under the ATHX-Healios Commercial Supply Agreement or under another supply agreement between the Parties, ATHX and Healios will coordinate in good faith with respect to any process improvements necessary to manufacture such Products in a manner that enables Healios to obtain or maintain regulatory approval or intended to improve materially the yield, cost, consistency or quality of such Products. ATHX and Healios will cooperate to ensure that any change to any such manufacturing process maintains or improves the yield, cost, consistency and quality of Products made by such process. ATHX must approve any change to the process that ATHX reasonably expects would have a material, negative impact on consistency or quality of the Product made by such process unless the change is required for Healios to be able to market a Product in accordance with applicable law or regulatory requirements of Japan. In the event that Healios seeks to disclose technology of Healios not developed in connection with MultiStem that may provide process improvements and which Healios wishes to bring to ATHX’s attention without such technology potentially being considered Foreground IP, Healios will provide to ATHX a summary level description of the general nature of the technology and how it might be used to improve the process. If Healios desires such technology to be incorporated into the manufacturing process for Products to provide process improvements without such process improvements being considered Foreground IP, then the Parties will use commercially reasonable efforts to negotiate and enter into an agreement describing the terms and conditions under which such technology will be disclosed to and able to be used by or on behalf of ATHX, but Healios will not disclose the details of the technology to ATHX unless and until the Parties enter into such agreement.
3.8ATHX commits to work with Healios to assist Healios or its authorized manufacturer of Products (i.e., NCLi, if Healios enters into the Healios-NCLi MSA, and each Healios Backup Supplier, if and as applicable under Sections 2.9 and 2.10) to establish a supply network for production of Product tailored in whole or in part for the Japanese market and reasonably acceptable to ATHX. ATHX commits to permit such suppliers (e.g., media and assay suppliers) to work directly with NCLi or any Healios Backup Supplier in accordance with the terms of this Agreement. ATHX will work with Healios in connection with such activities under this Section 3.8 pursuant to an SOW or “Other Services Description” under the Master Support Services Agreement and Healios will fund all costs associated with establishing the supply network, including those of ATHX, as provided in the Master Support Services Agreement.
3.9[*]
3.10[*]
3.11Each Party will make any disclosures required under Section 3 of the Initial License Agreement within thirty (30) days after the Effective Date and thereafter as required by such provisions to promote complete transparency and free exchange of information related to the manufacture of Product and sale of Product in Japan. Ownership and licenses to Foreground IP will continue to be determined in accordance with Section 3 of the Initial License Agreement.
3.12[*]
SECTION 4ATHX SUPPORT
4.1ATHX agrees to provide Healios with support services contemplated by this Agreement in excess of ATHX’s obligations under the Initial License Agreement or other written agreements between the Parties that were in effect immediately before the Effective Date and that remain in effect on the Effective Date pursuant to the Master Support Services Agreement (Exhibit 2) and “Statements of Work” (“SOWs”) or “Other Services Descriptions” (as defined therein) from time to time; [*]. In accordance with the Master Support Services Agreement, ATHX will use commercially reasonable efforts to establish an operating structure to enable effective service provision and personnel deployment sufficient to meet any support obligations to Healios pursuant to the Master Support Services Agreement, SOWs and Other Services Descriptions.
4.2ATHX commits to provide access to Healios at no additional cost to Healios the information described in Sections 2.3 and 2.7 that ATHX owns or otherwise controls and can disclose to Healios without violating any Laws or contractual obligation existing as of the Effective Date to a third party, all subject to the terms of the Initial License Agreement. ATHX shall take all commercially reasonable efforts to avoid and/or minimize creating any new contractual obligations that would limit its ability to share information with Healios, and Healios agrees to cooperate to achieve this goal including inter alia by entering any necessary confidentiality agreements.
4.3The Parties agree that ATHX will terminate the Local Manufacturing Management Agreement, dated August 10, 2018, as amended, among the Parties by notice of termination by ATHX pursuant to Section 3.b. of that agreement, with said notice to be issued upon the Effective Date.

4.4Each Party will take commercially reasonable efforts to support achievement of operational and regulatory timelines reasonably determined by Healios as of the Effective Date or hereafter from time to time. Each Party will deploy resources as reasonably necessary to fulfill its obligations under the Initial License Agreement. [*]
4.5[*]
4.6[*]
SECTION 5COMMERCIAL SUPPLY.
5.1With respect to any ongoing manufacturing for Japan controlled by ATHX, the Parties will begin negotiations of an agreement for supply of commercial Product from ATHX to Healios (“ATHX-Healios Commercial Supply Agreement”) and thereafter use commercially reasonable efforts to negotiate and enter into such agreement at a reasonable time in light of Healios’ negotiations with NCLi and Healios’ supply requirements. [*]
5.2[*]
5.3[*] ATHX undertakes to use commercially reasonable efforts to meet its supply obligations under any agreement between the Parties, any of which may include the use of such a facility. [*]
5.4[*]
5.5For Product supplied by ATHX to Healios pursuant to the ATHX-Healios Commercial Supply Agreement in connection with the Initial License Agreement, Healios will pay to ATHX: [*]
SECTION 6OTHER FRAMEWORK ELEMENTS
6.1[*] Healios will pay to ATHX the amount of each such invoice within thirty (30) days after receipt of the invoice. ATHX hereby cancels as of the Effective Date of this Agreement all remaining unpaid invoices that were issued by ATHX to Healios under the Tech Transfer Agreement or the MOU and waives all other charges asserted by ATHX to be due in connection with the Tech Transfer Agreement or MOU.
6.2[*]
6.3Upon and after September 1, 2022, Healios will be entitled to expand the Primary Field (as defined in the Initial License Agreement) to include a first Additional Subfield by notice to ATHX so long as such notice occurs before August 1, 2026, provided that it is continuing to make commercially reasonable efforts to develop the Product in the Primary Field. For purposes of this Section, the term “Additional Subfield” means a particular disease, injury, or condition, or manifestation or symptoms thereof as clinically (or medically) defined and diagnosed for which MultiStem may be researched and developed as a treatment and to which Athersys has not provided Healios with a license prior to the Effective Date of this Agreement. Provided that Healios has initiated clinical development activities in relation to said first Additional Subfield, Healios will be entitled to expand the Primary Field (as defined in the Initial License Agreement) to include a second Additional Subfield by notice to ATHX so long as such notice occurs before August 1, 2028. The Parties will document each such expansion by amendment of the Initial License Agreement to include products for the Additional Subfield as Products under such agreement, except for purposes of Section 10 and as described herein. [*] Healios may have such new Products made pursuant to an expansion of the Healios-NCLi MSA or the Subsequent Healios-NCLi MSA that conforms with the requirements for such agreements set forth in Section 2.6 or 2.9, as applicable or pursuant to a manufacturing services agreement with a Healios Backup Supplier entered in accordance with Section 2.9 or Section 2.10, and the ATHX-Healios Commercial Supply Agreement may be similarly expanded to include such new Products, or ATHX and Healios may enter a new supply agreement with respect to such Products as mutually agreed. [*]
6.4[*]
6.5[*]
6.6Any payments made by a Party (“Payor”) pursuant to this Agreement shall not be reduced on account of any taxes unless required by applicable law. A Party shall be responsible for paying any and all taxes levied on account of, or measured in whole or in part by reference to, any payments it (“Payee”) receives hereunder. Payor shall deduct or withhold from any such payments to Payee any taxes that Payor is required to deduct or withhold under applicable law. Notwithstanding the foregoing, if Payee is entitled under any applicable tax treaty to a reduction in the rate of, or the elimination of, applicable withholding tax, it may deliver to Payor or the appropriate governmental authority (with the assistance of Payor to the extent that such assistance is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Payor of its obligation to withhold tax, and Payor shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Payor has received evidence, in a form reasonably satisfactory to Payor, of Payee’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least ten (10) business days prior to the time that the payments are due. If, in accordance with the foregoing, Payor withholds any amount, it shall (a) timely remit to Payee the balance of such payment excluding the withheld tax; (b) timely remit the full amount withheld to the proper governmental authority; and (c) send to Payee written proof of remittance of the full amount withheld within 30 days following remittance.
SECTION 7TERM AND TERMINATION.
7.1This Agreement is effective on the Effective Date and remains in full force and effect until termination of the Initial License Agreement, unless extended or terminated sooner by mutual agreement.
7.2Upon expiration or termination of this Agreement for any reason:

7.2.1the provisions in Sections 8, 10 and 11 shall survive termination of this Agreement if and as applicable;
7.2.2no Party will have any further obligation to continue to negotiate or enter into any SOW, agreement or amendment described herein; and
7.2.3each of the agreements referenced in the Background section of this Agreement, the Authorization Agreement, the Fourth Amendment to Initial License Agreement, the Master Support Services Agreement, the ATHX-Healios Commercial Supply Agreement, and any other agreement between the Parties in effect upon expiration or termination of this Agreement remains in effect unless and until expiration or termination in accordance with the terms of the particular agreement.
SECTION 8CONFIDENTIALITY.
8.1“Confidential Information” means (a) terms of this Agreement (but not its mere existence) and (b) any and all proprietary information disclosed by one Party (“Discloser”) to the other Party (“Recipient”) under this Agreement or in connection with the administration of the Parties’ rights and obligations under this Agreement, whether orally, visually, electronically such as by email or in an electric file, or in writing, which (i) if disclosed in writing or other tangible form, is clearly designated as being confidential by a mark with the word “Confidential” or a similar warning, or (ii) if disclosed orally, visually or in other non-tangible form, is disclosed as confidential at the time of disclosure, reduced to a written document describing such information and the place and date of such disclosure and provided to Recipient with a mark with the word “Confidential” or a similar warning within 30 days from the date of disclosure; provided, however, that Confidential Information does not include information that falls under any of the following categories, which shall be proved by Recipient:
8.1.1Information which is publicly known at the time of disclosure by Discloser or information which becomes publicly known with no fault of Recipient after disclosure by Discloser;
8.1.2Information which is already in the possession of Recipient on or before disclosure by Discloser;
8.1.3Information which Recipient duly obtains from a third party who is not under any obligation to maintain the confidentiality of such information;
8.1.4Information which Recipient has independently developed or obtained without the benefit of information disclosed by Discloser; or
8.1.5Information for which the Recipient obtains from the Discloser a prior written approval for disclosure.

8.2Except as otherwise provided in this Section, Recipient shall hold and maintain Confidential Information of Discloser in strict confidence, and shall not disclose to any third party such Confidential Information without a prior written approval of Discloser, and Recipient shall use Confidential Information solely for the purpose of exercising its rights and fulfilling its obligations under this Agreement (“Purpose”). Notwithstanding the foregoing, Recipient may disclose Confidential Information to its directors, statutory auditors, officers, employees and agents and those of its Affiliates (collectively referred to as “Staff”) when its Staff needs to know the Confidential Information for the Purpose. Recipient shall make its Staff comply with the obligations as set forth in this Section, whether during the period in which the Staff has positions in Recipient or after the Staff leaves Recipient and shall be fully liable to Discloser for their breach of such terms as if such breach was by Recipient.
8.3Recipient may disclose Confidential Information of Discloser to its and its Affiliates’ sublicensees, as applicable, and its and their respective bankers, accountants, counsels, consultants and independent contractors (the “Outside Staff”) who need to know the Confidential Information for the Purpose or their professional duties in connection with the rights or obligations of Recipient under this Agreement, provided that Recipient shall cause the Outside Staff to be bound by no less stringent terms than those set forth in this Section (applied mutatis mutandis) and shall be fully liable to Discloser for their breach of such terms as if such breach was by Recipient.
8.4Recipient shall manage Confidential Information of Discloser with the same degree of care as it would manage its own confidential information but always with no less stringent degree of care than a reasonable care.
8.5In the case where Recipient is required to disclose Confidential Information by any administrative or judicial organization (including the ICC for mediation or arbitration under this Agreement) or under any Law, including without limitation regulations and rules of stock exchange and, in response to the request, discloses the Confidential Information of Discloser, such disclosure is not a breach of the obligations as set forth in this Section 8. In such case, Recipient shall notify Discloser of such disclosure in advance, or if an advance notice is impossible or difficult, promptly after such disclosure, and make commercially reasonable efforts to minimize the scope of such disclosure.
8.6The obligations set forth in this Section shall be effective for twenty (20) years from termination or expiration of this Agreement.
SECTION 9REPRESENTATION AND WARRANTIES; DISCLAIMER.
9.1Each Party represents and warrants that it is duly organized and exists in good standing under the Laws of the jurisdiction in which it is organized, has the power to own its property and to carry on its business as now being conducted.
9.2Each Party represents and warrants that it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, to grant the licenses as set forth in this Agreement, without consent of any third party and without breach of any agreements with or obligations to any third party.
9.3Each Party represents, warrants and covenants that it is not currently a party to and will not enter into any agreement with an obligation to a third party inconsistent, incompatible, or conflicting with its obligations under this Agreement.
9.4Each Party represents and warrants that, to its knowledge as of the Effective Date, the information disclosed to the other Party in the course of discussion and negotiations in relation to this Agreement is true in all material respects.
9.5EXCEPT AS PROVIDED EXPRESSLY IN THIS SECTION 9, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT WHATSOEVER, AND EACH PARTY HEREBY DISCLAIMS ALL OTHER SUCH POTENTIAL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, AGAINST INFRINGEMENT, AND THOSE ARISING THROUGH COURSE OF DEALING OR TRADE OR OTHERWISE.
SECTION 10RELEASES
10.1Effective as of the Effective Date, each Party, on behalf of itself and each of its Affiliates, and each of their respective representatives, shareholders, members, trustees, officers, directors, managers, employees, agents, attorneys, partners, divisions, predecessors and successors, hereby fully releases and forever discharges the other Party, its Affiliates, and each of their respective representatives, shareholders, members, trustees, officers, directors, managers, employees, agents, attorneys, partners, divisions, predecessors and successors, jointly and severally, from any and all claims, counterclaims, demands, causes of action, complaints, controversies, disputes, grievances, damages, liabilities, losses, expenses or obligations of any kind whatsoever, whether in law or equity, known or unknown, suspected or unsuspected, foreseen or unforeseen, from the beginning of time through and until the Effective Date (“Claims”), including but not limited to Claims that are now existing or hereinafter arising that it has, had, or may have, related in any way to any actual or alleged dispute, breach of contract or other act or failure to act as of or before the Effective Date. IT IS EXPRESSLY AGREED AND UNDERSTOOD THAT THE RELEASES GIVEN HEREIN ARE GENERAL RELEASES.
10.2This Agreement and the foregoing release is intended to fully and finally compromise, resolve, and release any and all disputes or claims between the Parties and their respective Affiliates amicably, to the fullest extent provided herein, and without the need for further or future litigation or arbitration.     Each Party acknowledges that it may discover facts that are additional to, inconsistent with, or different from, those which it now knows or believes to be true. Nonetheless, the releases granted in this Section 10 shall remain full and complete releases, notwithstanding the discovery of any additional, inconsistent, or different facts by either Party. The Parties further acknowledge that nothing in this Agreement, its attachments or other agreement contemplated by this

Agreement is intended to or does constitute an admission or concession of liability regarding any matter.
10.3This Agreement and the foregoing release is entered into by the Parties freely and voluntarily, and with and upon advice of counsel. Nothing in this Section 10 shall be construed to release or waive any claims arising from or relating to any breach of this Agreement.
10.4For avoidance of doubt, nothing in this Section 10 or the releases included herein shall modify or terminate any executory obligation in any agreement in effect between or among the Parties as of the Effective Date or relieve a Party from its duty to fulfill any such obligation to the extent such obligation continues to exist or arises after the Effective Date.
SECTION 11MISCELLANEOUS.
11.1This Agreement shall be governed by and construed under the Laws of State of New York without regard to its choice of law principles to the extent they would mandate the law of any other jurisdiction.
11.2All disputes arising out of or relating to this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The seat of the arbitration shall be Tokyo. The language to be used in the arbitration shall be English. The award rendered by arbitration shall be final and binding upon the Parties and judgment upon the award may be entered into in any court having jurisdiction for enforcement thereof. The Parties shall treat all matters relating to the arbitration, including, but not limited to, the existence of the arbitration, all documents produced by one Party in the arbitration, or the award rendered by the arbitration as Confidential Information.
11.3NO PARTY WILL BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OF ANY TYPE OR NATURE, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUES, EXCEPT FOR (A) WILLFUL BREACH OF THIS AGREEMENT, (B) BREACHES RESULTING FROM BAD FAITH FAILURE TO COMPLY WITH THIS AGREEMENT, OR (C) BREACH OF THE CONFIDENTIALITY PROVISIONS OF SECTION 8.
11.4Neither this Agreement nor any rights or obligations of any Party to this Agreement may be assigned or otherwise transferred by such Party without the consent of the other Party, except that a Party may assign this Agreement, without such consent, to an Affiliate or to a purchaser of or successor in interest to substantially all of that Party’s business or assets, through merger, sale of assets and/or sale of stock or ownership interest, consolidation or name change. Any permitted assignee shall assume all obligations of its assignor under this Agreement and provide notice of such assignment to the other Party promptly after such assignment. Any purported assignment in violation of this Section is void.
11.5This Agreement may be executed in counterparts, each of which, when executed, are deemed to be an original and all of which together constitute one and the same document.
11.6This Agreement together with its Exhibit(s) sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between ATHX, Healios and their respective Affiliates with respect to the subject matter hereof. None of the terms of this Agreement may be amended, supplemented or modified except in writing signed by the Parties. For the avoidance of doubt, except as specifically provided in Exhibit 1 hereto, this Agreement does not modify any obligations of the Parties under the Initial License Agreement and this Agreement does not modify or terminate any other prior agreements executed by the Parties, including without limitation, the Ophth License Agreement, Combination License Agreement, CTSA, MOU, and Cooperation Agreement, which shall remain in effect in accordance with their terms except to the extent expressly modified or terminated by this Agreement.
11.7Headings in this Agreement are included herein for reference only and shall not affect in any way the meaning or interpretation of this Agreement.
11.8All notices, consents, approvals, requests or other communications required hereunder given by one Party to the other Party shall be in writing and made by (i) registered or certified air mail, postage prepaid and return receipt requested, (ii) facsimile, (iii) internationally recognized express overnight courier or (iv) delivered personally to the following addresses of the respective Parties:
If to ATHX or Athersys:    ABT Holding Company and Athersys, Inc.
                    3201 Carnegie Avenue
                    Cleveland, OH 44115
                Attention: President
                Facsimile: +1.216.361.9495
    with a copy to:        Jones Day
                4655 Executive Drive, Suite 1500
                San Diego, CA 92121
                Attention: Thomas A. Briggs
                Facsimile: +1.844.345.3178

If to Healios:                HEALIOS K.K.
    Yurakucho Denki Bldg. North Tower 19F,
1-7-1 Yurakucho,
Chiyoda-ku, Tokyo 100-0006, Japan
Attention: President
Tadahisa “Hardy” Kagimoto

Facsimile: +81.3.3434.7231

with a copy to:    HEALIOS K.K.
Attention: General Manager of Business Development
Yurakucho Denki Bldg. North Tower 19F,
1-7-1 Yurakucho,
Chiyoda-ku, Tokyo 100-0006, Japan
Facsimile: +81.3.3434.7231
Notices hereunder are deemed to be effective (i) upon receipt when made by registered or certified air mail, (ii) upon receipt when sent by facsimile, provided that the sender retains a written confirmation of the successful transmittal, (iii) upon receipt when made by internationally recognized express overnight courier, or (iv) upon delivery if personally delivered. A Party may change its address listed above by sending notice to the other Party pursuant to this Section 11.8.
11.9The relationship between ATHX and Healios is that of independent contractors. Nothing in this Agreement shall be constructed to create a relationship of employer and employee, partner, joint venture, or principal and agent.
11.10The invalidity or unenforceability of any term or provision in this Agreement shall not affect the validity or enforceability of any other term or provision hereof. If any of the terms or provisions of this Agreement are in conflict with any applicable Laws, such term(s) or provision(s) shall be deemed inoperative to the extent they may conflict therewith and shall be deemed to be modified to confirm with such Laws.
11.11Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request and thereafter be mutually agreed in order to carry out the intent and accomplish the purposes of this Agreement.
11.12Any right of one Party hereto to another Party may not be or is not deemed waived except by an instrument in writing signed by the Party having such right. All rights, remedies, undertakings, obligations and agreements contained in this Agreement are cumulative and none of them are a limitation of any other remedy, right, undertaking, obligation or agreement.
<signature page follows>

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date set out below.

ABT Holding Company By: /s/ William “BJ” Lehmann Name: William “BJ” Lehmann Title: President	HEALIOS K.K. By: /s/ Tadahisa “Hardy” Kagimoto Name: Tadahisa “Hardy” Kagimoto Title: President

UNDERTAKING AND GUARANTEE BY ATHERSYS, INC.

Athersys, Inc. hereby irrevocably guarantees the performance of all of ATHX’s obligations under this Agreement.

Athersys, Inc.

By: /s/ William “BJ” Lehmann
Name: William “BJ” Lehmann
Title:    President

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[*]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 1
Fourth Amendment to Initial License Agreement

1.     The following definitions are added to the list of defined terms in Section 1 of the Initial License Agreement in alphabetical order, and all definitions listed in Section 1 are renumbered as appropriate:

The term “2D Product” shall mean Product that is manufactured by using a process comparable to the process used by NCLi to manufacture the Product as of June 1, 2021 including any subsequent revisions, adjustments or improvements to such process.
The term “3D Product” shall mean Product that is manufactured by using a 3D bioreactor process.
The term “Commercial Supply Agreement” means the agreement between the Parties for supply by ATHX to Healios of Products for commercial sales contemplated by Section 5 of the Comprehensive Framework Agreement.

The term “Comprehensive Framework Agreement” means the Comprehensive Framework Agreement for Commercial Manufacturing and Ongoing Support between the Parties dated on or around August __, 2021, as amended from time to time.

The term “Healios Backup Supplier MSA” shall mean a manufacturing services agreement (or similarly titled contract) entered and maintained in effect in accordance with the terms of the Comprehensive Framework Agreement between Healios and a third party manufacturer that is not NCLi pursuant to which such third party manufacturer would manufacture 2D Products or 3D Products and supply them directly to Healios for exploitation in accordance with the terms of this Agreement.

The term “Healios-NCLi MSA” shall mean a manufacturing services agreement (or similarly titled contract) entered and maintained in effect in accordance with the terms of the Comprehensive Framework Agreement between Healios and NCLi pursuant to which NCLi would manufacture 2D Products and/or 3D Products and supply them directly to Healios for exploitation in accordance with the terms of this Agreement.

The term “NCLi” shall mean Nikon CeLL innovation Co., Ltd., a Japanese company having its principal place of business at Shinagawa Intercity Tower C, 2-15-3, Konan Minato-ku, Tokyo 108-6290, Japan.
2.     The following subsections are added to the end of Section 2.2 of the Initial License Agreement:

(g)    ATHX failure to supply 2D Product for commercial sales as provided in the Commercial Supply Agreement.

(h)     ATHX failure to supply 3D Product for commercial sales as provided in the Commercial Supply Agreement.

3.     A new (unnumbered) paragraph is added to the end of Section 2.2 of the Initial License Agreement (after clause (h) above) as follows: “In addition, subject to the terms and conditions of this Agreement, ATHX grants to Healios under the ATHX MultiStem Background IP, a non-exclusive, non-transferable and non-assignable (except as provided pursuant to Section 19.6) license to (a) have Products made for Healios solely for purposes within the scope of Healios’ rights under Section 2.1 of this Agreement (i) by NCLi under the terms of a Healios-NCLi MSA (a “NCLi Manufacturing License”) and/or (ii) by a third party manufacturer under the terms of a Healios Backup Supplier MSA (a “Backup Supplier Manufacturing License”); and (b) conduct research and pre-clinical development activities pursuant to a project plan that describes activities reasonably necessary to evaluate whether to include any particular Additional Subfield (as defined in the Comprehensive Framework Agreement) for potential inclusion in the Primary Field in accordance with Section 6.3 of the Comprehensive Framework Agreement and that has been approved by ATHX, such approval not to be unreasonably withheld, conditioned or delayed (such activities, “Additional Subfield Evaluation Activities).”

4.    The following sentence is added to the end of the definition of Foreground IP: “All of the foregoing that results from any Additional Subfield Evaluation Activities constitutes Foreground IP.”

5.    A new Section 2.6 is added:

2.6    If (A) after January 1, 2023, (B) Healios is unable to enter into the Healios-NCLi MSA or any Healios Backup Supplier MSA or, once entered into, maintain the Healios-NCLi MSA or any Healios Backup Supplier MSA on commercially reasonable terms despite its good faith efforts to do so, (C) ATHX does not have at least two locations for manufacturing Product for supply to Japan, each with the capacity and ability reasonably expected to be capable of supplying Healios’ demand for Products for exploitation in accordance with this Agreement, (D) Healios can reasonably demonstrate that it has the ability to manufacture in Japan Products for commercial sale under this Agreement in accordance with Laws, and (E) Healios and ATHX enter into an agreement (as a separate authorization agreement or by further amending this Agreement) that includes provisions consistent with those set forth in “Part II: Supply Agreements” in Exhibit 3 of the Comprehensive Framework Agreement that are missing from this Agreement, which ATHX will negotiate in good faith and not unreasonably condition, then Healios’s license pursuant to Section 2.2 shall be expanded to include a license to make in Japan those quantities of Product reasonably expected to be needed for sales of Products in Japan in accordance with the terms of this Agreement (“Conditional Make License”).

6.     The cross reference to clause “(e)” at the end of Section 3.2 of the Initial License Agreement is replaced with a reference to clause “(h)”. In addition, two new sentences are added to the end of Section 3.2 of the Initial License Agreement as follows: “Subject to the terms and conditions of this Agreement, ATHX grants to Healios under the Foreground IP of ATHX, an NCLi Manufacturing License and a Backup Supplier Manufacturing License of the scope described in Section 2.2. In the event that Healios receives the Conditional Make License pursuant to Section 2.6, ATHX shall grant a corresponding license under the Foreground IP of ATHX.”

7.     The following is added to the beginning of Section 9.4 of the Initial License Agreement: “The meetings of the JSC will be held monthly at least until the first Conditional Approval or Full Approval of a Product in Japan. Thereafter, …”.

8.     The cross reference to clause “(e)” in Section 11.1 of the Initial License Agreement is replaced with a reference to clause “(h).”

9.    The cross reference to clause “(e)” in Section 11.3 of the Initial License Agreement is replaced with a reference to clause “(h)” and the cross reference to “Section 2.1” is replaced with a reference to “Section 2.2.”

10.    The fourth sentence of Section 11.1 of the Initial License Agreement is modified as follows (with double underlining indicating new material added but which underlining is not part of the modified text): “If requested by Healios, ATHX will use commercially reasonable efforts to (a) facilitate an arrangement between Healios and a Third Party Manufacturer that ATHX retains for the manufacturing of Product provided to Healios, so that Healios [*]

11. [*]

12. [*]

13. In Section 7.8, the material preceding Table 7.8 is deleted and replaced with the following:

“7.8    As partial consideration for the rights granted, and in addition to any payments due under Sections 7.1 to 7.7, Healios shall pay to ATHX royalties as follows: [*]

14. In Section 7.8, after the existing content, the following new subsections (b) and (c) are added as follows:

(b)    [*]

(c)     Subject to Section 7.8(a) above, upon and after [*] after the first sale following Conditional Approval or Full Approval of any 2D Product, whether as an ARDS Product or Ischemic Stroke Product, the royalties due shall be calculated as [*].

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date set out below.

ABT Holding Company By: /s/William Lehmann Name: William “BJ” Lehmann Title: President	HEALIOS K.K. By: /s/ Tadahisa Kagimoto Name: Tadahisa “Hardy” Kagimoto Title: President

UNDERTAKING AND GUARANTEE BY ATHERSYS, INC.

Athersys, Inc. hereby irrevocably guarantees the performance of all of ATHX’s obligations under this Agreement.

Athersys, Inc.

By: /s/ William Lehmann
Name: William “BJ” Lehmann
Title:    President